Filed Pursuant to Rule 424(b)(5)

Registration No. 333-255470

Amendment No. 1 dated November 27, 2023

Prospectus Supplement dated November 13, 2023

(To Prospectus dated May 1, 2023)

Canaan Inc.

Up to US$68,000,000 Class A Ordinary Shares Represented by American Depositary Shares

This amendment no. 1, or this “Amendment,” amends our prospectus supplement dated November 13, 2023, or the “Prospectus Supplement.” This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated May 1, 2023, or the “Base Prospectus,” and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement and the Base Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and Base Prospectus, and any future amendments or supplements thereto.

We have entered into an At Market Issuance Sales Agreement, or the sales agreement, with B. Riley Securities, Inc., or B. Riley Securities or the Sales Agent, dated November 10, 2023, relating to the sale of our American depositary shares, or the ADSs, each one representing 15 of our Class A ordinary shares, par value US$0.00000005 per share, offered by the Prospectus Supplement. In accordance with the terms of the sales agreement, we may, from time to time, issue and sell the sell ADSs representing our Class A ordinary shares covered by this prospectus from time to time through or to the Sales Agents, acting as our agents or principals.

The ADSs representing our Class A ordinary shares are traded on the NASDAQ Global Market under the symbol “CAN”. As of November 24, 2023, the last reported sale price for the ADSs was US$1.73 per ADS.

Sales of the ADSs, if any, under the Prospectus Supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the NASDAQ Global Market or any other existing trading market in the United States for ADSs representing our Class A ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. If we and the Sales Agent agree on any method of distribution other than sales of ADSs representing our Class A ordinary shares on or through the NASDAQ Global Market or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. Under the sales agreement, the Sales Agent is not required to sell any specific number or dollar amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Sales Agent will be entitled to compensation at a commission rate up to 3.0% of the gross sales price per ADS sold under the sales agreement. See “Plan of Distribution” beginning on page S-17 of the Prospectus Supplement for additional information regarding the compensation to be paid to the Sales Agent. In connection with the sale of the ADSs on our behalf, the Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of such Sales Agent may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

To date, we have not sold any ADS in accordance with the sales agreement under the Prospectus Supplement. In the event that we may sell additional amounts under the sales agreement, we will file another prospectus supplement prior to making such additional sales.

We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange Commission rules, and will be subject to reduced public company reporting requirements for the Prospectus Supplement and future filings. See the section entitled “Prospectus Supplement Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-8 of the Prospectus Supplement, on page 4 of the Base Prospectus, and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Base Prospectus truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

Amendment No. 1 to Prospectus Supplement dated November 27, 2023